Exhibit 99.1

For Immediate Release

                                                                                                                                  Nextel Partners, Inc.

                                                                                                                                  4500 Carillon Point

                                                                                                                                  Kirkland, WA  98033

                                                                                                                                  (425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Proposed Offering of

$125 Million Convertible Senior Notes

KIRKLAND, Wash. –  July 29, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) today announced its intention to sell $125 million of Convertible Senior Notes due 2009 to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).  In addition, Nextel Partners will grant the initial purchasers an overallotment option to purchase up to an additional $25 million principal amount of the notes.  The notes will be convertible into Nextel Partners Class A common stock.  The net proceeds of the offering will be used for general corporate purposes, including but not limited to general working capital and opportunistic repurchases of currently outstanding notes.

The notes to be offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.  The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions, and may cause actual future experience and results to differ materially from the statements made.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

# # #